Exhibit 10.9
Description of Salary and Bonus Arrangements for Certain Executive Officers
      Following is a description of the salary and bonus arrangements for each of the named executive officers of webMethods, Inc. (the “Company”) as of June 21, 2006:

		Maximum
		Potential Annual
		Bonus as a
		Percentage of
Name and Title	Base Salary	Base Salary

David Mitchell
President and Chief Executive Officer	$450,000	75	%(1)

Richard Chiarello
Executive Vice President and Chief Operating Officer	$385,000	(2)

Mark Wabschall
Executive Vice President, Chief Financial Officer and Treasurer	$275,000	50	%(1)

Douglas McNitt
Executive Vice President, General Counsel and Secretary	$275,000	50	%(1)

Kristin Weller Muhlner
Executive Vice President, Product Development	$262,500	50	%(1)

(1)	The bonuses for David Mitchell, Mark Wabschall, Douglas McNitt and Kristin Weller Muhlner are determined quarterly by the Compensation Committee of the Company’s Board of Directors based primarily on the Company’s revenue and net income per share and based, to a lesser extent, on individual performance. Effective June 15, 2006, the Compensation Committee approved the payment of the following bonuses for the fourth quarter of the Company’s fiscal year ended March 31, 2006: Mr. Mitchell — $48,811; Mr. Wabschall — $19,885; Mr. McNitt — $19,886; and Ms. Muhlner — $18,000.

(2)	The bonus for Richard Chiarello is determined quarterly based on the Company’s achievement of established license revenue, total revenue and earnings per share goals for the Company. The target quarterly bonus amount for Mr. Chiarello, assuming attainment of 100% of performance goals, is $87,500. Achievement of the established license revenue, total revenue and earnings per share goals accounts for 50%, 25% and 25%, respectively, of Mr. Chiarello’s target quarterly bonus amount. The actual quarterly bonus amount may exceed the target quarterly bonus amount if the Company exceeds one or more of the performance objectives. Effective June 15, 2006, the Compensation Committee approved the payment of a bonus of $121,608 to Mr. Chiarello for the fourth quarter of the Company’s fiscal year ended March 31, 2006. Also effective June 15, 2006, the Compensation Committee approved a bonus plan and established license revenue, total revenue and earnings per share goals for quarterly bonus payments to Mr. Chiarello for the fiscal year ended March 31, 2007.